                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                                   CDI CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                       [LOGO OF CDI CORP. APPEARS HERE]

                         1717 ARCH STREET, 35TH FLOOR
                     PHILADELPHIA, PENNSYLVANIA 19103-2768

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                APRIL 28, 1997


To Shareholders:

  The Annual Meeting of the Shareholders of CDI Corp. (the "Company"), a corporation organized under the laws of the Commonwealth of Pennsylvania, will be held in the Furness Forum on the 50th Floor of the Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103, on Monday, April 28, 1997, at 10:00 A.M., for the following purposes:

  1. To elect nine directors of the Company to serve during the ensuing year or until their successors have been duly elected and qualified;

  2. To act upon a proposal to increase the number of shares of Common Stock which may be issued under the Company's Non-Qualified Stock Option and Stock Appreciation Rights Plan from 1,100,000 to 1,600,000;

  3. To act upon a proposal to approve a Bonus Plan for Mitchell Wienick, the incoming President and Chief Executive Officer of the Company, as described in the accompanying Proxy Statement; and

  4. To transact such other business as may properly come before the meeting or any and all adjournments or postponements of the meeting.

Only shareholders of record on March 10, 1997 are entitled to notice of and to vote at the Annual Meeting. IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON AND DESIRE TO HAVE THE STOCK REGISTERED IN YOUR NAME REPRESENTED AND VOTED AT THE MEETING, PLEASE FILL IN, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, TO WHICH POSTAGE NEED NOT BE ADDED IF MAILED IN THE UNITED STATES. If you attend the meeting, you may revoke your proxy and vote in person.


                                             By Order of the Board of Directors

                                               /s/ Joseph R. Seiders
Dated: March 31, 1997
                                                   JOSEPH R. SEIDERS, Secretary
Philadelphia, Pennsylvania

                       [LOGO OF CDI CORP. APPEARS HERE]

                         1717 ARCH STREET, 35TH FLOOR
                     PHILADELPHIA, PENNSYLVANIA 19103-2768

                -----------------------------------------------

                                PROXY STATEMENT

                      FOR ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 28, 1997

                -----------------------------------------------

                              GENERAL INFORMATION

  This Proxy Statement and the accompanying Proxy are furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of CDI Corp. (the "Company") to be used at the Annual Meeting of Shareholders to be held on Monday, April 28, 1997, at 10:00 A.M. in the Furness Forum on the 50th Floor of the Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania and at any and all adjournments or postponements of that meeting. The date of mailing of this Proxy Statement and Proxy to the Company's shareholders is on or about March 31, 1997.

  The solicitation of proxies is being handled by the Company at its cost, principally through the use of the mails. If it appears desirable to do so in order to assure adequate representation of shareholders at the meeting, officers and other employees of the Company may communicate with shareholders, banks, brokerage firms or nominees by telephone or in person to request that proxies be furnished in time for the meeting. No solicitation is being made by specially engaged employees of the Company or paid solicitors.

  If the enclosed Proxy is executed and returned, it may, nevertheless, be revoked by giving written notice of such revocation to the Secretary of the Company at any time prior to the voting thereof. The Proxy is in such a form that authority to vote for the election of all or any one of the directors can be withheld and that separate approval or disapproval can be indicated with respect to Proposal Two and Proposal Three, which are identified in the Proxy and the accompanying Notice of Annual Meeting of Shareholders and are set forth and commented upon in this Proxy Statement. The shares represented by the Proxy will be voted for the election of all of the directors unless authority to do so is withheld, will be voted for approval of the increase in the number of shares of Common Stock which may be issued under the Company's Non-Qualified Stock Option and Stock Appreciation Rights Plan as set forth in Proposal Two unless a contrary choice is specified, and will be voted for approval of the Bonus Plan for the incoming President and Chief Executive Officer of the Company as set forth in Proposal Three unless a contrary choice is specified.

                                 ANNUAL REPORT

  The Company's Annual Report to Shareholders for the year ended December 31, 1996 is being mailed to all shareholders together with this Proxy Statement. That report is not to be regarded as proxy solicitation material or as a part of this Proxy Statement.

                                 VOTING RIGHTS

  There were issued and entitled to vote, as of March 10, 1997, 19,830,062 shares of the common stock, par value $.10 per share, of the Company ("Common Stock"), the only class of stock of the Company now issued and outstanding. Shareholders are entitled to one vote for each share of stock held. The presence, in person and by proxy, of a majority of the number of outstanding shares of stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. A quorum being present, proposals will be decided by a majority of the votes cast, in person and by proxy, at the Annual Meeting by all shareholders entitled to vote thereon. Shares represented by proxies that reflect abstentions and shares referred to as "broker nonvotes" (i.e., shares held by brokers or nominees as to which instructions have not been received from beneficial owners and as to which the broker or nominee does not have discretionary voting power on a particular matter, such as Proposal Two and Proposal Three described below) will be treated as being present for purposes of determining the presence of a quorum but will not constitute a vote cast with respect to any matter. Only shareholders of record at the close of business on March 10, 1997 will be entitled to vote at the meeting.

             PRINCIPAL SHAREHOLDERS AND MANAGEMENT STOCK OWNERSHIP

  As of February 28, 1997, the following persons and entities were known by the Company to be beneficial owners of more than 5% of the outstanding Common Stock of the Company. The following table shows, as of that date, the number of shares of Common Stock so owned and the percentage of outstanding Common Stock represented by the number of shares so owned.

                                                  NUMBER OF SHARES   PERCENTAGE OF
       NAME AND ADDRESS OF                         OF COMMON STOCK    OUTSTANDING
         BENEFICIAL OWNER                        OWNED BENEFICIALLY* COMMON STOCK
       -------------------                       ------------------- -------------
Donald W. Garrison, Lawrence C. Karlson,              5,944,814          29.9%
Allen I. Rosenberg and Barton J. Winokur, as             (1)
Co-Trustees, or Messrs. Rosenberg and Winokur,
as Co-Trustees, of various trusts for the
benefit of
Walter R. Garrison's children
 c/o Robert L. Freedman, Esquire
 Dechert Price & Rhoads
 4000 Bell Atlantic Tower
 1717 Arch Street
 Philadelphia, PA 19103
Walter R. Garrison                                    1,901,505           9.6%
 1717 Arch Street, 35th Floor                            (2)
 Philadelphia, PA 19103-2768
FMR Corp.                                             1,131,600           5.7%
 82 Devonshire Street                                    (3)
 Boston, MA 02109

--------
* Except as indicated in the footnotes below, the Company is informed that the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1) Each trustee under these trusts shares voting and investment power with respect to these shares with the other trustees but disclaims any beneficial interest except as a fiduciary. Those trustees who are also directors of the Company own of record and beneficially the number of shares of stock shown opposite their names on the following table, with respect to which they have sole voting and investment power.
(2) Includes 22,155 shares held by Mr. Garrison's wife, 64,042 shares held by a trust for the benefit of Mr. Garrison's wife (of which Mr. Garrison is a trustee) and 42 shares for which Mr. Garrison's wife is custodian. Does not include the shares held by the various family trusts referred to in the table above or 175,000 shares held by The Garrison Foundation or 22,000 shares held by The Garrison Family Foundation. See footnotes (2) and (4) to the following table.
(3) This number is as of December 31, 1996, based on a Schedule 13G filed by the shareholder with the U.S. Securities and Exchange Commission.

  The following table sets forth, as to each director, director nominee and executive officer of the Company individually and as to all directors, director nominees and executive officers of the Company as a group, the number of shares of Common Stock owned as of February 28, 1997 and the percentage of outstanding Common Stock represented by the number of shares so owned.

                                       NUMBER OF SHARES        PERCENTAGE OF
                                        OF COMMON STOCK         OUTSTANDING
NAME OF INDIVIDUAL OR GROUP           OWNED BENEFICIALLY*      COMMON STOCK
---------------------------           -------------------      -------------
Walter E. Blankley                             5,175 (1)       Less than .1%
Walter R. Garrison                         1,901,505 (2)(3)(4)     9.6%
Christian M. Hoechst                          40,868                .2%
Lawrence C. Karlson                           34,175 (1)(3)         .2%
Edgar D. Landis                              375,000               1.9%
Allen M. Levantin                             36,175 (5)            .2%
Alan B. Miller                                 6,175 (1)       Less than .1%
Mitchell Wienick                                   0                --
Barton J. Winokur                            210,128 (3)(4)(6)      1.1%
All directors, director nominees and
 executive officers as a group (9
 persons)                                  2,609,201 (7)           13.1%

--------
* Except as indicated below, the Company is informed that the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.
(1) Includes 4,175 shares which Messrs. Blankley, Karlson and Miller each presently has the right to acquire through the exercise of options.
(2) Includes 22,155 shares held by Mr. Garrison's wife, 64,042 shares held by a trust for the benefit of Mr. Garrison's wife (of which Mr. Garrison is a trustee) and 42 shares for which Mr. Garrison's wife is custodian. Does not include the 22,000 shares held by The Garrison Family Foundation, which is a charitable trust. Mr. Garrison is one of twelve trustees of The Garrison Family Foundation, but disclaims beneficial ownership of the foundation's shares except as a fiduciary.

(3) Does not include 5,944,814 shares of Common Stock held in various trusts created by Walter R. Garrison for the benefit of his children. These shares are referenced above in the Principal Shareholders table under the names of the co-trustees of the various trusts. Two of the trustees, Mr. Karlson and Mr. Winokur, are directors of the Company and a third trustee, Donald W. Garrison, is Walter R. Garrison's brother. Walter R. Garrison disclaims beneficial ownership of these shares, as do the trustees except as fiduciaries.
(4) Does not include 175,000 shares held by The Garrison Foundation, a charitable trust established for the benefit of the Pennsylvania Institute of Technology. Among the four trustees of The Garrison Foundation are Messrs. Garrison and Winokur, who are directors of the Company. The trustees disclaim beneficial ownership of these shares except as fiduciaries.
(5) Includes 34,175 shares which Mr. Levantin presently has the right to acquire through the exercise of options.
(6) Does not include 20,000 shares held by a foundation of which Mr. Winokur is the sole trustee. Mr. Winokur has no beneficial interest in the income or assets of that foundation and disclaims beneficial ownership of those shares except as a fiduciary.
(7) If the 5,944,814 shares held in the Garrison family trusts referred to in footnote (3) above, the 175,000 shares held by The Garrison Foundation and the 22,000 shares held by The Garrison Family Foundation were combined with the 2,609,201 shares shown in the table as held by directors, director nominees and executive officers as a group, the total would be 8,751,015 shares or 43.9% of the outstanding Common Stock.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  Nine directors are to be elected at the Annual Meeting of Shareholders, to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified. The persons named in the enclosed Proxy (Joseph R. Seiders and Craig H. Lewis) have advised the Company that they intend to vote FOR the nine nominees below unless authority to do so is withheld. Each of these nominees has been designated by the Board of Directors. Except for Mr. Wienick, each of the nominees is a member of the Board as of the date of this Proxy Statement. Mr. Wienick will become a member of the Board, and will also become the President and Chief Executive Officer of the Company, as of April 7, 1997. Mr. Wienick's employment agreement provides that the Company will use its best efforts to have him nominated and elected to the Board of Directors while he remains employed by the Company. Certain elements of Mr. Wienick's executive compensation are the subject of Proposal Three below. The Board is not aware of any reason why any nominee will be unable to stand for election as a director or serve if elected, but if any such nominee should become unavailable, the Board may nominate, and the persons named in the accompanying Proxy may vote for, a substitute nominee.

INFORMATION ABOUT THE NOMINEES

  The following table sets forth information about the nominees for election to the Board of Directors.

                                DIRECTOR OF   PRINCIPAL PRESENT POSITION, BUSINESS EXPERIENCE
          NAME            AGE COMPANY SINCE** DURING PAST FIVE YEARS AND OTHER DIRECTORSHIPS
          ----            --- --------------- -----------------------------------------------
Walter E. Blankley +#(S)   61      1994        Chairman of the Board and Chief Executive
                                               Officer of AMETEK, Inc., Paoli, PA
                                               (manufacturer of electric motors, precision
                                               instruments and industrial materials) since
                                               1993; President and Chief Executive Officer
                                               of AMETEK, Inc. from 1990-1993; Director of
                                               Amcast Industrial Corporation
Walter R. Garrison*..      70      1958        Chairman of the Board, President and Chief
                                               Executive Officer of the Company since 1961
                                               (retiring as of April 7, 1997)
Christian M. Hoechst       60      1974        Retired; Executive Vice President of the
                                               Company from 1971-1996
Lawrence C. Karlson *+..   54      1989        Private investor and consultant; Chairman of
                                               the Board of Spectra-Physics AB, Stockholm,
                                               Sweden (instrumentations manufacturer) from
                                               1990-1993; Director of AmeriSource Corp.
Edgar D. Landis*           65      1975        Executive Vice President, Finance of the
                                               Company since 1987
Allen M. Levantin          64      1989        Chairman and Chief Executive Officer of
                                               Todays Temporary, Inc., a subsidiary of the
                                               Company, since November 1, 1994 (serving
                                               part-time); President and Chief Executive
                                               Officer of CDI Temporary Services Inc., a
                                               subsidiary of the Company, from July 1991 to
                                               December 1992
Alan B. Miller +#(S)       59      1994        Chairman of the Board, President and Chief
                                               Executive Officer of Universal Health
                                               Services, Inc. (hospital management and
                                               health care services); Director and Chairman
                                               of the Board of Universal Health Realty
                                               Income Trust; Director of Genesis Health
                                               Ventures Inc., Penn Mutual Life Insurance
                                               Co. and Universal Health Realty Income Trust
Mitchell Wienick           48       --         Incoming President and Chief Executive
                                               Officer of the Company (will assume those
                                               positions as of April 7, 1997); President-
                                               Consumer Services, Ameritech Corporation
                                               (1995-March 1997); President-Small Business
                                               Services, Ameritech Corporation (1993-1995);
                                               Senior Group Vice President-Dairy Group,
                                               Borden, Inc. (1992-1993)
Barton J. Winokur *+..     57      1968        Partner in the law firm of Dechert Price &
                                               Rhoads, Philadelphia, PA; Director of
                                               AmeriSource Corp., DavCo Restaurants, Inc.
                                               and Farm Fresh, Inc.

--------
* Member of the Executive Committee
+ Member of the Audit Committee
# Member of the Compensation Committee
(S)Member of the Stock Option Committee

 .. Member of the Nominating Committee
** References to periods served as a director of the Company include periods served as a director of CDI Corporation, the Company's predecessor registrant under the Securities Exchange Act of 1934.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

  The Board of Directors of the Company held six meetings during 1996. The Board of Directors has five standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Stock Option Committee and a Nominating Committee.

  The Executive Committee has the general authority of the Board, subject to certain limitations, to act on behalf of the Board. This Committee held five meetings during 1996, and acted on three other occasions by unanimous written consent.

  The Audit Committee reviews with KPMG Peat Marwick LLP, the Company's independent auditors, the proposed scope of their examination and their subsequent report on each annual audit, preliminary to the consideration thereof by the full Board of Directors; monitors the independence of the auditors; and reviews the Company's internal accounting controls, practices and policies as well as the Company's internal audit function. The Audit Committee held five meetings during 1996.

  The Compensation Committee advises the Company on executive compensation matters. This Committee held two meetings during 1996.

  The Stock Option Committee administers the Company's Non-Qualified Stock Option and Stock Appreciation Rights Plan. This Committee held three meetings during 1996.

  The Nominating Committee provides the Board of Directors with recommendations relating to the selection of new members of the Board. The Committee evaluates possible candidates, assists in attracting qualified candidates and interviews candidates prior to making its recommendations to the Board. Shareholders wishing to recommend candidates for nomination to the Board of Directors should submit to the Secretary of the Company the name, a statement of qualifications and the written consent of the candidate. Recommendations may be submitted at any time and will be brought to the attention of the Nominating Committee. The Nominating Committee held one meeting during 1996.

COMPENSATION OF DIRECTORS

  As compensation for a director's service on the Board, each director who is not a full-time employee of the Company or one of its subsidiaries is eligible to receive a retainer fee of $20,000 per year. However, in lieu of the annual cash retainer fees, each director whose compensation for service as a director is not included in the income of a corporation or partnership of which the director is an employee or partner is presently granted options to purchase 4,000 shares of Common Stock (at an exercise price equal to the market value of the Common Stock at the time of grant) each year for the director's service on the Board. For additional information regarding the terms of these stock options granted to eligible directors, see "Description of the Plan" under Proposal Two below. In addition, each director who is not a full-time employee of the Company or one of its subsidiaries receives meeting attendance fees of $1,000 for each Board meeting attended plus $500 for each Audit Committee meeting attended. Any director who is also a full-time employee of the Company or one of its subsidiaries does not receive any fees for service on the Board or any of its committees.

  The Company has consulting arrangements with two of its directors, Lawrence
C. Karlson and Christian M. Hoechst. Mr. Karlson's arrangement provides for him to provide consulting services as requested from time to time by the Chief Executive Officer of the Company, for which Mr. Karlson is paid a fee of $4,000 for each eight-hour day that he provides such services and is reimbursed for the expenses that he incurs in connection with providing such services. During 1996, Mr. Karlson earned consulting fees of $91,708. Mr. Hoechst's consulting arrangement is described in more detail below under "Non-Competition and Consulting Agreement with Christian M. Hoechst". During 1996, Mr. Hoechst was paid $207,500 under his Non-Competition and Consulting Agreement.

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding the compensation for services to the Company and its subsidiaries during each of the last three fiscal years which was earned by the three executive officers of the Company, constituting the only three key policy-making members of management during those years. These officers are elected annually by the Board of Directors. Mr. Hoechst served as an executive officer during only a portion of last year, retiring on April 30, 1996.

                                           ANNUAL COMPENSATION
                                -----------------------------------------
                                                            ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR  SALARY    BONUS    COMPENSATION (1)
---------------------------     ---- -------- ---------- ----------------
Walter R. Garrison,             1996 $ 65,000 $1,683,320     $23,689
 Chairman of the Board,         1995   65,000  1,038,143      55,668
 President and Chief Executive
 Officer                        1994   65,000  1,037,584      53,231
Christian M. Hoechst,           1996   36,614    632,758     264,352(2)
 Executive Vice President       1995   80,000  1,543,549      67,334
 (retired on April 30, 1996)    1994   80,000    617,583      28,168
Edgar D. Landis,                1996  238,000    150,000      19,663
 Executive Vice President,      1995  227,000    150,000      18,525
 Finance                        1994  217,800    150,000      13,032

--------
(1) Except as described in footnote (2) below, all Other Compensation in 1996, 1995 and 1994 consisted entirely of Company contributions and allocations to the following employee benefit plans: the Company's qualified Retirement Plan ($6,716 to the account of each of Messrs. Garrison, Hoechst and Landis in 1996), the Company's qualified 401(k) plan ($400 to the account of each of Messrs. Garrison, Hoechst and Landis in 1996) and the Company's non-qualified excess benefit plan ($16,573 to the account of Mr. Garrison, $49,736 to the account of Mr. Hoechst and $12,547 to the account of Mr. Landis in 1996).
(2) Includes $207,500 paid to Mr. Hoechst following his retirement pursuant to his Non-Competition and Consulting Agreement. For a more complete description, see below under "Non-Competition and Consulting Agreement with Christian M. Hoechst".

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning the only grants of stock options to an executive named in the preceding Summary Compensation Table during the year ended December 31, 1996. Note, however, that these grants were made to the executive, Christian M. Hoechst, after he retired as an officer and employee of the Company on April 30, 1996 and were made to him in lieu of cash retainer fees for his service on the Board of Directors of the Company following his retirement as an executive. This payment of stock options in lieu of cash retainer fees, which also applies to other non-employee directors, is described above under "Compensation of Directors".

                                                                      POTENTIAL REALIZABLE
                                                                        VALUE AT ASSUMED
                                                                         ANNUAL RATES OF
                                                                           STOCK PRICE
                                                                        APPRECIATION FOR
                                     INDIVIDUAL GRANTS                   OPTION TERM(2)
                      ----------------------------------------------- ---------------------
                                     PERCENT OF
                        NUMBER OF      TOTAL
                       SECURITIES     OPTIONS    EXERCISE
                       UNDERLYING    GRANTED TO   OR BASE
                         OPTIONS    EMPLOYEES IN   PRICE   EXPIRATION
        NAME          GRANTED(#)(1) FISCAL YEAR  ($/SH)(1)    DATE      5%($)      10%($)
        ----          ------------- ------------ --------- ---------- ---------- ----------
Christian M. Hoechst      2,000         7.1%      $29.75    05/08/01  $   16,439 $   36,325
                          2,000         7.1%      $28.25    11/08/01  $   15,610 $   34,494

--------
(1) All options were granted at the market value on the last trading day immediately preceding the date of grant, based on the closing price of the Company's Common Stock on the New York Stock Exchange. Options are not exercisable until one year after the date of grant.
(2) The dollar amounts under these calculations are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock or the present or future value of the options.

  Mr. Hoechst did not exercise any Company stock options during 1996. The aggregate dollar value of in-the-money, unexercised options held at the end of 1996 by Mr. Hoechst was $250. None of those options were exercisable.

EMPLOYMENT AGREEMENTS

  The Company has (or had, in the case of Mr. Hoechst, who has retired) employment agreements with all three of the executive officers included in the above Summary Compensation Table. Mr. Garrison's employment agreement is expected to terminate in April 1997 when his successor, Mitchell Wienick, assumes the offices of President and Chief Executive Officer of the Company. The Company and Mr. Garrison are currently negotiating the terms of a consulting agreement which will go into effect upon Mr. Garrison's retirement as an officer of the Company.

  Mr. Garrison's employment agreement, which was entered into in 1973, provides for a base salary of $65,000 and a bonus based on a percentage of the Company's pre-tax earnings from continuing operations. The bonus is 2% of the first $500,000 of pre-tax earnings and 2 3/4% of pre-tax earnings in excess of $500,000. The agreement contains certain noncompetition and nonsolicitation covenants of Mr. Garrison which are effective for a period of two years after termination of his employment for any reason.

  Mr. Hoechst's employment agreement, which was entered into in 1986 and which terminated upon his retirement from the Company on April 30, 1996, provided for a base salary of $80,000 and a bonus made up of three components. The first component was 2 1/2% of the pre-tax earnings of those operations under his direct supervision. The second component was 1/2% of the pre-tax earnings of the remaining operations of the Company, with the bonus relating to this second component capped at $70,000 per year. The third component was also based on a percentage of the pre-tax earnings of those operations under his direct supervision, with the applicable percentage depending on the pre-tax earnings return on the net working assets used in those operations. A description of the agreement entered into by the Company and Mr. Hoechst in connection with his retirement is provided below.

  Mr. Landis' employment agreement, which was entered into in 1973, provides for a salary which has since been increased to the level indicated in the Summary Compensation Table above. The agreement can be terminated by either party on two weeks' notice. The agreement contains certain noncompetition and nonsolicitation covenants of Mr. Landis which are effective for a period of six months after termination of his employment for any reason.

  In March 1997, the Company entered into an Employment Agreement with Mitchell Wienick pursuant to which Mr. Wienick will serve as the Company's President and Chief Executive Officer beginning on April 7, 1997. The initial term of the agreement is three years. The agreement provides for the following elements of compensation to Mr. Wienick: (i) a base salary at the rate of $500,000 per year; (ii) a bonus based on the percentage achievement of pre-determined financial and other goals, with the maximum bonus award in any calendar year being $500,000; (iii) the grant of 30,000 restricted shares of Common Stock, half of which will vest over time (3,000 shares on each of the first five anniversaries of the date of his Employment Agreement) and half of which (up to 3,000 shares per year for five years) will vest depending on the percentage achievement of the goals applicable to the cash bonus (shares which do not vest are forfeited); and (iv) the grant of non-qualified stock options to purchase 250,000 shares of Common Stock, at an exercise price equal to the fair market value of the shares on the last trading date immediately preceding the date of grant ($33.25 per share) and having a maximum term of ten years. The option shares described in (iv) of the preceding sentence vest as follows:
50,000 shares on each of the second, third and fourth anniversaries of the date of grant and 100,000 shares on the fifth anniversary of the date of grant. The option shares, as well as the 15,000 shares of restricted stock that vest based on the passage of time, will vest immediately in the event Mr. Wienick's employment terminates following a change in control of the Company if such termination is by the Company without cause or by Mr. Wienick either because he is assigned duties materially inconsistent with his previous duties or because his place of employment is moved outside the Philadelphia metropolitan area. Whenever Mr. Wienick purchases shares upon exercise of his options, half of the purchased shares may not be sold or transferred until the second anniversary of the date of exercise; provided, however, that as to the purchase of 50,000 of the shares which vest on the fifth anniversary of the date of grant, those shares may not be sold or transferred until the earlier of (a) one year after the date on which the fair market value of the Common Stock has been greater than or equal to $90.00 per share for 180 consecutive days, or (b) the ninth anniversary of the date of the option grant. The restricted stock described in (iii) above is also subject to a restriction on transfer such that whenever any of those shares vest, one-half of the shares may not be sold or transferred until the second anniversary of the vesting date. Certain elements of Mr. Wienick's compensation package are being submitted to the shareholders of the Company for their approval in Proposal Three.

SUPPLEMENTAL PENSION AGREEMENT WITH WALTER R. GARRISON

  Under a 1978 supplemental pension agreement with Mr. Garrison, the Company will, upon his retirement, pay him an additional pension of $35,000 per year for 15 years. If Mr. Garrison dies prior to receiving all such payments, his beneficiaries will receive the balance remaining in a lump-sum payment. The Company's obligation to make such payments is conditioned upon the satisfactory performance by Mr. Garrison of his duties until retirement.

NON-COMPETITION AND CONSULTING AGREEMENT WITH CHRISTIAN M. HOECHST

  In October 1995, following the decision by Mr. Hoechst to retire as an officer and employee of the Company effective April 30, 1996, the Company and Mr. Hoechst entered into a Non-Competition and Consulting Agreement. That agreement contains various noncompetition and nonsolicitation obligations of Mr. Hoechst that extend until July 31, 2001. Subject to his continued compliance with those obligations, the Company will make quarterly payments of $66,250 to Mr. Hoechst from July 31, 1996 through July 31, 2001 and will pay the costs of certain health, disability and life insurance coverage for Mr. Hoechst through July 31, 2001. In addition, Mr. Hoechst agreed to render up to 25 days of consulting services to the Company during the period May 1, 1996 through July 29, 2001, for total compensation of $100,000. The $100,000 for consulting services was payable to Mr. Hoechst in four installments of $25,000 each, the last installment of which was paid on February 1, 1997.

REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS ON 1996 EXECUTIVE COMPENSATION

  The Compensation Committee's policy with respect to the compensation of executive officers for 1996 was that a substantial portion of the compensation should be dependent upon the Company's performance. The base salaries of Messrs. Garrison and Hoechst and the formulas for their bonuses remained unchanged since their Employment Agreements were signed in 1973 and 1986, respectively. Mr. Garrison's bonus was based on the pre-tax earnings of the Company, and Mr. Hoechst's bonus was based primarily on the pre-tax earnings of the operations under his direct supervision. Those salary and bonus arrangements are described in more detail elsewhere in this Proxy Statement.

  As provided in his Employment Agreement, Mr. Garrison's bonus was based on the pre-tax earnings of the Company from continuing operations. At the end of 1995, the Company adopted a plan to dispose of the automotive manufacturing technology division of a subsidiary (which made that division a discontinued operation) and, at the end of 1996, the Company adopted a plan to dispose of the automotive developmental engineering division of that subsidiary. Accordingly, the approximately $1.2 million in operating profits earned by the manufacturing technology business in 1996 after it was declared a discontinued operation were excluded from the calculation of Mr. Garrison's 1996 bonus, but the approximately $8 million in operating losses incurred by the developmental engineering division in 1996 while it was a continuing operation were included in the calculation of Mr. Garrison's 1996 bonus. Also, Mr. Garrison's 1996 bonus was not impacted by reserves set up for the estimated losses to be incurred after the automotive manufacturing technology and developmental engineering divisions became discontinued operations.

  The Committee intends that the salary paid to Edgar D. Landis, the Company's Executive Vice President and chief financial officer, which was $238,000 in 1996, be roughly comparable to the average salary paid to chief financial officers of companies in service businesses of a similar size to the Company, though the Committee does not seek to adhere rigidly to this comparison in setting Mr. Landis' salary. Bonuses to Mr. Landis are determined in the sole discretion of the Committee. In recent years, in determining Mr. Landis' bonus, the Committee has examined factors such as the level of the Company's earnings, the average total compensation given to chief financial officers of other companies of similar size and complexity as the Company, and Mr. Landis' contribution to the performance of the Company during the year. The Committee does not assign any particular priority or relative weight to these factors, and acknowledges that the determination of Mr. Landis' compensation is subjective. For each of the past three years, the Committee has awarded a $150,000 bonus to Mr. Landis.

  The Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which limits the deductibility by the Company of certain compensation in excess of $1 million that is paid to the executive officers named in this Proxy Statement. Counsel to the Company have advised that compensation paid to Messrs. Garrison and Hoechst under their 1973 and 1986 employment agreements is not subject to this limitation because it is exempt under the rule's "grandfather" provisions. As a result of the "grandfather" provisions applicable to Messrs. Garrison and Hoechst and because the historic level of compensation paid to Mr. Landis has not approached the $1 million level, the deductibility limitation has not been relevant to the Company's executive officers in the past. It is the Compensation Committee's present intention that any new executive compensation arrangements be structured so as to be entirely deductible. In accordance with that objective, the Board has attempted to ensure that the Company's Non-Qualified Stock Option and Stock Appreciation Rights Plan satisfies the requirements for a "performance-based" stock option plan under the Section 162(m) regulations so that any compensation to executive officers under that Plan would be exempt from the deductibility limitation. For example, the Board in 1995 submitted to the shareholders of the Company a proposed amendment to that Plan which restricted the number of stock options and stock appreciation rights that may be granted to an individual in any one calendar year. That amendment was approved by the Company's shareholders. Furthermore, in order to preserve deductibility of the compensation to be paid to Mitchell Wienick, the Company's incoming President and Chief Executive Officer, the Board is submitting to shareholders for their approval at this Annual Meeting certain elements of Mr. Wienick's compensation package.

                                          COMPENSATION COMMITTEE:

                                          Walter E. Blankley, Chairman
                                          Alan B. Miller

COMPARATIVE STOCK PERFORMANCE

  The following graph sets forth the cumulative total shareholder return (assuming an investment of $100 on December 31, 1991 and the reinvestment of any dividends) for the last five fiscal years on (a) the Common Stock of the Company, (b) the Standard & Poor's (S&P) 500 Index, and (c) a peer group index. The peer group selected by the Company consists of the following companies: (i) Butler International Inc., Kelly Services, Inc., Manpower Inc., Olsten Corporation, Robert Half International Inc., Uniforce Temporary Personnel, Inc. and Volt Information Sciences, Inc., all of which are in the staffing business (including the temporary placement of office and technical personnel and permanent placement), and (ii) Foster Wheeler Corporation, Jacobs Engineering Group, Inc. and Stone & Webster, Inc., all of which are in the engineering, design and construction business. While the latter three companies often work on projects significantly larger in size than does the Company in its engineering and design business and only occasionally compete directly with the Company, the Company believes that it and these three companies share various important business characteristics.

"A LINE GRAPH SHOWING THE COMPARISON BETWEEN CDI CORP., THE PEER GROUP AND THE S&P 500 IS IN THIS POSITION IN THE PRINTED PROXY STATEMENT. A PAPER COPY OF THE GRAPH IS BEING SUBMITTED TO THE FILER'S BRANCH CHIEF IN THE DIVISION OF CORPORATE FINANCE."

                                               YEAR ENDED DECEMBER 31
                                    --------------------------------------------
                                    1991  1992    1993    1994    1995    1996
                                    ---- ------- ------- ------- ------- -------
CDI Corp........................... $100 $117.54 $175.44 $278.95 $252.63 $398.25
Peer Group.........................  100  115.27  124.36  146.84  181.07  187.90
S&P 500............................  100  107.62  118.46  120.03  165.13  203.05

                        CERTAIN BUSINESS RELATIONSHIPS

  Dechert Price & Rhoads performed legal services for the Company during 1996. Barton J. Winokur, a director of the Company, is a partner of Dechert Price & Rhoads.

                                 PROPOSAL TWO

           PROPOSED INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK
                    WHICH MAY BE ISSUED UNDER THE COMPANY'S
         NON-QUALIFIED STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN
                          FROM 1,100,000 TO 1,600,000

  The Company maintains a Non-Qualified Stock Option and Stock Appreciation Rights Plan (the "Plan") under which the Company may grant options ("Options") to purchase shares of its Common Stock or stock appreciation rights ("SARs"), either alone or in tandem with Options. On December 4, 1996, the Board of Directors of the Company approved an amendment to the Plan increasing the number of shares of Common Stock which may be issued under the Plan on and after April 30, 1991, pursuant to the exercise of Options or SARs, from 1,100,000 to 1,600,000. Under the Plan, an amendment to increase the number of shares which may be delivered pursuant to the Plan requires the approval of the shareholders of the Company.

DESCRIPTION OF THE PLAN

  The Plan provides for two incentive elements, Options and SARs. An Option gives the holder the right to purchase from the Company a specified number of shares of Common Stock for a specified price during a specified period. An SAR gives the holder the right, without payment to the Company, to receive its "value", one-half in cash and one-half in shares of Common Stock. The "value" of an SAR which is attached to an Option (see the description below of when an SAR is attached to an Option) is the excess, if any, of the market price of one share of Common Stock of the Company on the date the SAR is exercised over the option price of one share under the attached Option. The "value" of an SAR which is not attached to an Option is the excess, if any, of the market price of the Common Stock on the date the SAR is exercised over the amount fixed by the committee which administers the Plan on the date the SAR was granted (the "SAR Reference Price").

  The Plan is administered by a committee (the "Committee") composed of not less than two directors of the Company appointed by the full Board of Directors. Committee members are not presently eligible to receive Options or SARs under the Plan except for Retainer Fee Options (described below) or to be selected as a participant under any other discretionary plan of the Company or any of its affiliates entitling them to acquire stock, stock options or stock appreciation rights of the Company or any of its affiliates. Under the Plan, the Committee may grant SARs and Options (either with or without SARs attached) to salaried employees (including executive officers), consultants and directors of the Company and certain of its subsidiaries. As of February 28, 1997 there were approximately 2,000 eligible participants, consisting of approximately 12 consultants, 16 non-employee directors and the remainder being salaried employees. Subject to the provisions of the Plan and except with respect to Retainer Fee Options, the Committee has full authority to determine which eligible participants shall be granted Options and SARs and the amounts and other terms of such Options and SARs. However, except for Retainer Fee Options, any Options or SARs granted to a member of the Board of Directors must be approved by a majority of the Board not including the recipient. No eligible individual may be granted, in any one calendar year, Options or SARs with respect to more than 400,000 shares of Common Stock (such number of shares is subject to appropriate adjustment in the event of certain changes in capitalization of the Company, such as stock dividends and splits).

  Under the Plan, each eligible director of the Company is granted 4,000 Options each year for the director's service on the Board, in lieu of a cash retainer fee. An eligible director is a person who is not a full-time employee of the Company or any of its subsidiaries and whose compensation for service as a director is not included in the income of a corporation or partnership of which the director is an employee or partner. The number of Options granted to eligible directors (the "Retainer Fee Options") may be increased or decreased by the Board from time to time, but not more often than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. One-half of each year's Retainer Fee Options are granted on the first business day after the annual meeting of shareholders at which the directors are elected and the remaining one-half of the year's Retainer Fee Options are granted on the first business day that is six months after the annual meeting. The Committee may determine from time to time the terms of the Retainer Fee Options, provided such terms are consistent with the terms of the Plan. Unless otherwise determined by the Committee, (i) Retainer Fee Options do not vest (and therefore are not exercisable) until one year after the date of grant and (ii) if an eligible director ceases to be a member of the Board for any reason, unvested Retainer Fee Options expire and become unexercisable and the portion of the eligible director's retainer fee earned as of the date of cessation of Board membership that is represented by such unvested Retainer Fee Options is paid in cash.

  The option price for Options granted under the Plan is determined by the Committee, but may not be less than 50% of the fair market value of the shares subject to the Option on the date of grant of such Option. The closing price per share of the Company's Common Stock on the New York Stock Exchange on March 25, 1997 was $35.00. The option price may be paid in cash, in shares of Common Stock which have an aggregate fair market value equal to the option price or in any combination of cash and shares with an aggregate value equal to the option price. Upon exercise of an Option, any SAR attached to such Option automatically expires.

  The Committee may grant Options to eligible participants with or without SARs attached. When SARs are granted in conjunction with Options each SAR will attach to an Option to purchase one share of Common Stock. Upon exercise of an SAR attached to an Option, the related Option automatically expires. The Committee may also grant SARs which are not attached to Options. With respect to SARs not attached to Options, the SAR Reference Price is determined by the Committee, but may not be less than 50% of the fair market value of one share of Common Stock on the date of grant of the SAR.

  Options and SARs granted under the Plan are not exercisable after five years from the date of grant unless the Committee otherwise provides. Options and SARs are not transferable except by will or the laws of descent and distribution, and during the lifetime of the participant are exercisable only by him or her. Options and SARs terminate upon the death of the participant or, unless otherwise determined by the Committee, on the termination of his or her qualifying relationship with the Company or its subsidiaries. However, if a participant dies, to the extent provided in his or her Option or SAR agreement, the participant's estate or the participant's heirs or beneficiaries may exercise the unexercised portion of his or her Option or SAR within six months after the participant's death. In no event, however, may an Option or SAR be exercised after its stated date of expiration.

  The Board of Directors may terminate or amend the Plan at any time, but any amendment which (i) increases the number of shares that may be issued under the Plan, (ii) changes the class of persons eligible to receive Options or SARs, (iii) deprives the Committee of authority to administer the Plan, or
(iv) otherwise requires the approval of the shareholders of the Company in order to maintain the exemption available under Rule 16b-3 of the Securities Exchange Act of 1934 will require the prior approval of the shareholders of the Company.

OUTSTANDING OPTIONS

  As of March 25, 1997, there were a total of 427,950 Options outstanding, including the following:

                                                        NUMBER OF
     NAME AND POSITION                                 OPTIONS HELD
     -----------------                                 ------------
     Mitchell Wienick,                                   250,000
      Incoming President and Chief Executive Officer;
      Nominee for Director
     Christian M. Hoechst,                                 4,000
      Director and retired Executive Vice President
     All current non-executive directors as a group       66,700
     All employees as a group (including Mr. Wienick)    399,425

None of the Company's current executive officers hold Options, though Mr. Wienick, the incoming President and Chief Executive Officer, holds 250,000 Options, as indicated above. There are no outstanding SARs.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

  The Company has been advised by its counsel that under present federal income tax laws, the federal income tax consequences of the grant or exercise of Options and SARs (including Retainer Fee Options granted to eligible directors) are as follows:

  Non-Qualified Stock Options. A participant will recognize no income and the Company will receive no deduction for federal income tax purposes when an Option is granted. Upon exercise of an Option, a participant will recognize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the option price, and the Company will be entitled to a deduction in the same amount, provided, in the case of certain executive officers, that the requirements of Section 162(m) of the Internal Revenue Code are met. Section 162(m) places an annual $1 million limit on the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers (other than the chief executive officer) of a publicly-held company. This limitation, however, does not apply to compensation attributable to stock options or SARs if the requirements for "performance-based" compensation are met. The Plan currently meets such requirements.

  The participant's holding period for shares received upon exercise of an Option will begin to run from the date of exercise of the Option. Upon the sale of the Option shares, the participant will recognize short-term or long-term capital gain (or loss), depending upon whether the shares have been held for more than one year. Such gain (or loss) will be measured by the difference between the sale price of the shares and the fair market value of the shares on the date that the Option was exercised.

  If a participant pays the Option price with previously-owned shares of Common Stock, he or she will be treated as having exchanged the number of shares surrendered for an equal number of shares received upon the exercise of the Option in a tax-free exchange. However, he or she will recognize income, and the Company will be entitled to a corresponding deduction, in an amount equal to the fair market value of the number of shares received in excess of the fair market value of the number of shares surrendered. The participant's tax basis in the shares received in the tax-free exchange will be equal to his or her tax basis in the shares surrendered in the exchange. The tax basis in the remaining shares received will be equal to the amount included in the participant's income (i.e., the fair market value of the shares received minus the fair market value of the shares surrendered).

  Stock Appreciation Rights. A participant who is granted an SAR (whether or not attached to an Option) under the Plan will not recognize income at the time of the grant, nor will the Company be entitled to a deduction at that time. In general, when a participant exercises an SAR, he or she will recognize ordinary income, and the Company will be entitled to a corresponding deduction, in an amount equal to the sum of the cash plus the fair market value of the stock received. The participant's holding period for the stock received will begin to run from the date of exercise of the SAR.

  Upon the sale of the shares received on exercise of an SAR, the participant will recognize short-term or long-term capital gain (or loss), depending upon whether the shares have been held for more than one year. Such gain (or loss) will be measured by the difference between the sale price of the shares and the fair market value of the shares on the date that the SAR was exercised.

DESCRIPTION OF AND REASON FOR THE PROPOSED AMENDMENT TO THE PLAN

  The Board believes that the Plan provides an important means to attract, motivate and retain valuable personnel. Of the 1,100,000 shares which presently may be issued under the Plan, 126,250 Option shares have previously been exercised and 427,950 Options are presently outstanding (not all of which are currently exercisable). If all of the presently outstanding Options were exercised, there would remain 545,800 shares available for future grants of Options or SARs. The Board believes it would be desirable and in the best interest of the Company to increase the number of shares available for future grants of Options or SARs in order to continue the benefits inuring to the Company under the Plan. The proposed amendment would increase the number of shares still available for grants by 500,000 and bring the total number of shares which may be issued under the Plan on and after April 30, 1991 to 1,600,000. Neither the Board nor the Committee has any immediate plans to grant any additional Options, though it is anticipated that stock options may become a more significant element of compensation to the Company's officers and managers than has been the case in the past. The number of Options and SARs which may be granted in the future, and the related prices, will depend on contingent and variable factors and cannot be estimated at this time.

THE BOARD OF DIRECTORS HAS APPROVED PROPOSAL TWO FOR THE REASONS DESCRIBED ABOVE AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL.

  The persons named in the enclosed Proxy (Joseph R. Seiders and Craig H. Lewis) have advised the Company that they intend to vote FOR approval of Proposal Two unless a contrary choice is specified.

                                PROPOSAL THREE

                            APPROVAL OF BONUS PLAN

  As part of the compensation for Mitchell Wienick, the Company's incoming President and Chief Executive Officer, the Board of Directors has adopted, and recommends that shareholders approve, a Bonus Plan under which Mr. Wienick can earn cash and shares of restricted Common Stock upon meeting financial and other performance targets established pursuant to the Bonus Plan. The objectives of the Bonus Plan are to link a significant part of Mr. Wienick's potential compensation to the Company's performance and to provide him with incentives which, if met, will likely benefit the shareholders of the Company as well.

  Payments to Mr. Wienick under the Bonus Plan, described above on page 9 in this Proxy Statement under the heading "Employment Agreements", are intended to qualify as "performance based" compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) of the Code limits the deductibility of compensation paid to the Company's Chief Executive Officer and each of the next four most highly compensated officers unless that compensation is "performance based." Shareholder approval of the Bonus Plan is necessary in order for compensation paid under the Plan to be deemed "performance based."

  The following is a summary of the features of the Bonus Plan for Mr.
Wienick.

  Eligibility. Eligibility under the Bonus Plan is limited to Mr. Wienick.

  Awards. For 1997 Mr. Wienick can earn a pro rata portion of the maximum annual cash bonus ($500,000) plus 3,000 shares of restricted stock depending, in part, upon his attainment of certain specified qualitative goals and, in part, upon the Company's attainment of certain revenue and earnings goals, all of which were established by the Board of Directors. The amount of the cash bonus and the number of shares of restricted stock to be received by Mr. Wienick in 1997 is not presently ascertainable. For years after 1997, a committee of the Board, consisting of at least two outside directors, as that term is defined in applicable Internal Revenue Service regulations, will set goals for each year, before the beginning of that year, based on the Company's operational plan and budget for the upcoming year. An "outside director" is generally defined as a director whose only compensation from the Company, other than certain de minimis amounts, is received solely for services as a director.

  Payment of Awards. Payments under the Bonus Plan will consist of cash and shares of restricted Common Stock of the Company and will be payable to Mr. Wienick based upon the attainment of the goals established for the year in question by the Board's committee. Payment will be made within two weeks following delivery to the Company of its audited financial statements for the year in question and upon the certification by the Committee of outside directors that the goals established for the year have been met.

  Termination of Employment. No amount will be paid to Mr. Wienick under the Bonus Plan if his employment has terminated before the payment would otherwise be made, unless his employment is terminated by the Company without cause between the end of the year in question and the date on which the Bonus Plan payments for that year would otherwise be paid.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

  The Company has been advised by its counsel that under present federal income tax laws, the federal income tax consequences of the payment of cash bonuses and the vesting of restricted shares of Common Stock under the Bonus Plan are as follows:

  Cash Awards. Cash payments under the Bonus Plan will be deductible by the Company when properly accrued under its accounting method, if either the total payments to Mr. Wienick in any given year do not exceed the limits of
(S)162(m) of the Code or the shareholders approve the Bonus Plan and it qualifies as "performance based" compensation under (S)162(m) of the Code, and will be included in Mr. Wienick's income for the year of receipt.

  Restricted Stock Awards. The grant of restricted stock is neither taxable to Mr. Wienick nor deductible by the Company. When the restrictions lapse, by reason of his attainment of the goals established under the Bonus Plan, Mr. Wienick will realize taxable income in the amount of the then fair market value of the stock. The Company will realize a corresponding deduction. Upon a subsequent sale of the shares, Mr. Wienick will realize short-term or long-term capital gain or loss, depending on whether the shares have then been held for more than one year after the restrictions have lapsed. That gain or loss will be equal to the difference between the sale price of the shares and their fair market value on the date the restrictions lapsed.

THE BOARD OF DIRECTORS HAS APPROVED PROPOSAL THREE FOR THE REASONS DESCRIBED ABOVE AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL.

  The persons named in the enclosed Proxy (Joseph R. Seiders and Craig H. Lewis) have advised the Company that they intend to vote FOR approval of Proposal Three unless a contrary choice is specified.

                             INDEPENDENT AUDITORS

  The Company's independent auditors have been KPMG Peat Marwick LLP and it is expected that they will continue in that capacity for the current year. A representative of KPMG Peat Marwick LLP will be present at the meeting and will have the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters which may come before the meeting. However, if any such matter should properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote such proxy in accordance with their best judgment on such matter.

                             SHAREHOLDER PROPOSALS

  Shareholders of the Company are entitled to submit proposals for inclusion in the Company's 1998 Proxy Statement, to be considered for action at the 1998 Annual Meeting of Shareholders. Proposals so submitted must be received by the Company at its principal executive offices no later than December 2, 1997 and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.

                                             By Order of the Board of Directors

                                             /s/ Joseph R. Seiders

                                             JOSEPH R. SEIDERS, Secretary

Dated: March 31, 1997
Philadelphia, Pennsylvania

PROXY

                                    CDI CORP.

                          1717 Arch Street, 35th Floor
                           Philadelphia, PA 19103-2768

           This Proxy is Solicited on Behalf of the Board of Directors

       The undersigned hereby appoints Joseph R. Seiders and Craig H. Lewis, or either of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of CDI Corp. held of record by the undersigned on March 10, 1997, at CDI Corp.'s annual meeting of shareholders to be held on April 28, 1997, or any adjournments or postponements thereof. The undersigned acknowledges receipt of the Proxy Statement dated March 31, 1997 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and by filing this proxy with the Secretary of CDI Corp. gives notice of such revocation.

       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION TO THE BOARD OF DIRECTORS OF ALL NOMINEES LISTED IN PROPOSAL ONE ON THE REVERSE SIDE HEREOF, FOR APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER THE CDI CORP. NON-QUALIFIED STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN, AS DESCRIBED IN PROPOSAL TWO, AND FOR APPROVAL OF THE BONUS PLAN FOR THE INCOMING CHIEF EXECUTIVE OFFICER, AS DESCRIBED IN PROPOSAL THREE. WITH RESPECT TO OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.

                                (Continued and to be signed on the other side)

                             .FOLD AND DETACH HERE.

                                                        Please mark    [X]
                                                        your votes as
                                                        indicated in
                                                        this example

      The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

Proposal 1 - ELECTION OF DIRECTORS
   The nominees are:
     Walter E. Blankley
     Walter R. Garrison
     Christian M. Hoechst
     Lawrence C. Karlson                 WITHHOLD
     Edgar D. Landis            FOR       FOR ALL
     Allen M. Levantin          [_]         [_]
     Alan B. Miller
     Mitchell Wienick
     Barton J. Winokur

WITHHOLD VOTE FOR: (Write the name(s) of such nominee(s) in the space provided below.)

-----------------------------------------------------

Proposal 2 - Increase the number of shares of common stock which may be issued under the Non-Qualified Stock Option and Stock Appreciation Rights Plan from 1,100,000 to 1,600,000.

  FOR                               AGAINST                           ABSTAIN
  [_]                                 [_]                               [_]


Proposal 3 - Approve the Bonus Plan for Mitchell Wienick, the incoming President and Chief Executive Officer of the Company, as described in the Proxy Statement.

  FOR                               AGAINST                           ABSTAIN
  [_]                                 [_]                               [_]


4. In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.


Signature                                  Signature
          ------------------------------             --------------------------
Dated
     -------------------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such.

                             .FOLD AND DETACH HERE.

                                      CDI
                                     CORP.

                                    [logo]

                 YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE,
                DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT
                     PROMPTLY IN THE ACCOMPANYING ENVELOPE.